Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Increases Earnings over 50%

Ankeny, Iowa, September 8, 2009—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings per share of $0.87 for the first quarter of fiscal 2010 ended July 31, 2009. For the same quarter a year ago, earnings per share were $0.57. “Strong gas margins and enhanced profitability inside the stores were the primary reasons for the record quarter,” said President and CEO Robert J. Myers. “Lower retail fuel prices also brought about significant relief in our operating expenses.”

Gasoline—Casey’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 11 cents per gallon. The quarter’s same-store gallons sold were up 3.2% with an average margin of 15.7 cents per gallon. The average retail price per gallon was $2.35, down 38% from the same period a year ago. “We believe lower retail prices were a factor in exceeding our same-store sales goal,” stated Myers. “Our gasoline margin continues to benefit from a more responsive pricing environment.” Total gallons sold rose to 335.8 million from 318.2 million; gross profit was $52.7 million compared with $49.6 million.

Grocery & Other Merchandise—The Company’s goal is to increase same-store sales 8.9% with an average margin of 33.9%. Same-store sales for the quarter were up 6.4%, with an average margin of 34.3% compared to 34% last year. Gross profit rose 9.2% to $102 million. “We are pleased with this category’s performance despite experiencing one of the coldest summers on record, which particularly affected beverage and beer sales,” said Myers. “The gain in gross profit was primarily due to higher cigarette revenue attributable to the federal excise tax increase, along with an improved pack-versus-carton sales ratio.” Total sales were up 8.4% to $297.4 million.

Prepared Food & Fountain—The goal is to increase same-store sales 7.5% with an average margin of 62%. Same-store sales for the quarter were up 6.6% and the average margin was 63.8%, up approximately 330 basis points from the prior year. “Lower cheese costs, which we have locked in through October, helped increase total gross profit in this category over 17% from the same period a year ago,” Myers stated. “We expanded our coffee and fountain offerings and continue to roll out our made-to-order sub sandwich program.” Total sales for the category increased 11.1% to $95.2 million.

Operating Expenses—For the quarter, operating expenses declined 0.3% to $132.4 million. “Credit card fees and transportation costs combined were down almost $5 million compared to the first quarter a year ago.” said Myers. “We are encouraged by the great start to fiscal 2010 and will remain diligent in our efforts to control expenses throughout the year.”

Expansion—The goal for fiscal 2010 is to increase the total number of Casey’s stores 4%. By the end of the first quarter, the Company opened 5 newly constructed stores and replaced an additional 5 stores. There were no acquired stores opened during the quarter. “We have now incorporated the new store design in 61 locations, with 8 new sites and 13 replacement sites currently under construction,” said Myers.

Dividend—At its September meeting, the Board of Directors declared a quarterly dividend of $0.085 per share, reflecting the increase approved in June. The dividend is payable November 16, 2009 to shareholders of record on November 2, 2009.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended July 31,
	2009	2008
Total revenue	$1,187,940	$1,567,297
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	967,815	1,368,132

Gross profit	220,125	199,165
Operating expenses	132,358	132,716
Depreciation and amortization	17,951	17,484
Interest, net	2,704	2,563

Earnings before income taxes	67,112	46,402
Federal and state income taxes	22,919	17,617

Net earnings	$44,193	$28,785

Earnings per common share

Basic	$.87	$.57

Diluted	$.87	$.57

Basic weighted average shares outstanding	50,863,579	50,753,995
Plus effect of stock options	132,723	114,902

Diluted weighted average shares outstanding	50,996,302	50,868,897

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	July 31, 2009	April 30, 2009
Assets
Current assets
Cash and cash equivalents	$170,780	$145,695
Receivables	9,732	10,888
Inventories	115,659	106,528
Prepaid expenses	2,094	1,394
Deferred income taxes	8,507	11,895
Income taxes receivable	—	8,327

Total current assets	306,772	284,727

Other assets, net of amortization	9,194	8,582
Goodwill	50,976	50,976
Property and equipment, net of accumulated depreciation of $666,922 at July 31, 2009, and of $652,376 at April 30, 2009	931,677	918,410

Total assets	$1,298,619	$1,262,695

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$25,648	$28,442
Accounts payable	125,754	115,436
Accrued expenses	64,937	77,365
Income taxes payable	7,889	—

Total current liabilities	224,228	221,243

Long-term debt, net of current maturities	156,248	167,887
Deferred income taxes	129,792	125,536
Deferred compensation	11,697	11,085
Other long-term liabilities	14,649	15,914

Total liabilities	536,614	541,665

Total shareholders’ equity	762,005	721,030

Total liabilities and shareholders’ equity	$1,298,619	$1,262,695

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Three months ended 7/31/09
Sales	$790,629	$297,395	$95,177	$4,739	$1,187,940
Gross profit	$52,726	$101,980	$60,697	$4,722	$220,125
Margin	6.7%	34.3%	63.8%	99.6%	18.5%

Gasoline gallons	335,802

Three months ended 7/31/08
Sales	$1,201,173	$274,347	$85,631	$6,146	$1,567,297
Gross profit	$49,635	$93,346	$51,831	$4,353	$199,165
Margin	4.1%	34.0%	60.5%	70.8%	12.7%

Gasoline gallons	318,196

Gasoline Gallons Same-store Sales Growth						Gasoline Margin (Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2010	3.2%					F2010	15.7 ¢
F2009	0.5	0.2%	2.1%	1.2%	1.0%	F2009	15.6	13.7 ¢	9.9 ¢	12.1 ¢	12.9 ¢
F2008	0.3	-1.6	-3.9	-2.5	-2.0	F2008	15.8	13.6	13.5	12.6	13.9

Grocery & Other Merchandise Same-store Sales Growth						Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2010	6.4%					F2010	34.3%
F2009	4.7	4.9%	6.5%	8.0%	5.9%	F2009	34.0	33.9%	32.9%	32.9%	33.5%
F2008	9.1	11.2	5.4	3.6	7.3	F2008	34.0	33.1	31.9	33.2	33.1

Prepared Food & Fountain Same-store Sales Growth						Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2010	6.6%					F2010	63.8%
F2009	12.3	9.3%	8.1%	7.2%	9.1%	F2009	60.5	60.6%	61.8%	62.7%	61.4%
F2008	9.5	10.6	8.4	11.2	9.8	F2008	61.7	63.0	63.6	60.9	62.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 9, 2009. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.